UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Henry County Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2006 Annual Meeting of Shareholders of Henry County Bancshares, Inc., the holding company for The First State Bank. At the meeting, we will report on our performance in 2005 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and we look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on April 11, 2006 at 6:30 p.m. at our office at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281 for the following purposes:

1.	To elect the 2006 Board of Directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 9, 2006 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to Burniece Howell at the above listed address, as promptly as possible in the envelope provided.

By Order of the Board of Directors,

/s/ David H. Gill
David H. Gill
President and Chief Executive Officer

March 10, 2006

Stockbridge, Georgia

HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 11, 2006

Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set March 9, 2006 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,151,684 shares of common stock outstanding as of February 8, 2006. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint David H. Gill or William C. Strom, Jr. as your representative at the meeting. Mr. Gill and Mr. Strom, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Gill or Mr. Strom will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. The Annual Report of the Company for the year 2005 accompanies this proxy statement. We are distributing this proxy statement and the Annual Report on or about March 10, 2006.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Each of the Board of Directors is elected each year so that the terms of the Board members expire at each annual meeting. The terms of the current directors will expire at the 2006 Annual Shareholders Meeting. Our directors are:

Paul J. Cates, Jr.

H. K. Elliott, Jr.

G. R. Foster, III

David H. Gill

Edwin C. Kelley, Jr.

Mary Lynn E. Lambert

Robert O. Linch

William C. Strom, Jr.

Ronald M. Turpin

James C. Waggoner

Shareholders will elect the nominees as directors at the meeting to serve a one-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the ten nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect each of the ten nominees as directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy to elect each of the nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gill or Mr. Strom will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom has been a director of the Company and is also a director of The First State Bank.

Paul J. Cates, Jr. - President, Planters Warehouse and Lumber.

H. K. Elliott, Jr. - Owner, Elliott Construction Company.

G. R. Foster, III - Dentist.

David H. Gill - Mr. Gill has served as President of the Bank and of the Company since 2000. Prior to that time he served as Executive Vice President of the Bank and Vice President of the Company.

Edwin C. Kelley, Jr. - Owner, Buddy Kelley Properties.

Mary Lynn E. Lambert - Co-owner of a sand and gravel business.

Robert O. Linch - Private Investor.

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William C. Strom, Jr. - Mr. Strom has served as Executive Vice President and Chief Credit Officer of the Bank since 2000 and Secretary of the Company since 1997. Mr. Strom served as Vice President of the Bank from 1995 to 2000.

Ronald M. Turpin - Retired builder.

James C. Waggoner - Owner, Stockbridge Veterinary Hospital.

DESCRIPTION OF BUSINESS

General

Henry County Bancshares, Inc. (the “Company”), headquartered in Stockbridge, Georgia, is a Georgia business corporation which operates as a bank holding company. The Company was incorporated on June 22, 1982 for the purpose of reorganizing The First State Bank (the “Bank”) to operate within a holding company structure. The Bank is a wholly owned subsidiary of the Company.

The Company’s principal activities consist of owning and supervising the Bank, which engages in a full service commercial and consumer banking business, as well as a variety of deposit services provided to its customers. The Bank also conducts mortgage lending operations through its wholly owned subsidiary, First Metro Mortgage Co., which provides the Company’s customers with a wide range of mortgage banking services and products.

The Company, through the Bank, derives substantially all of its income from the furnishing of banking and banking related services.

The Company directs the policies and coordinates the financial resources of the Bank. The Company provides and performs various technical and advisory services for its subsidiaries, coordinates their general policies and activities, and participates in their major decisions.

The First State Bank, Stockbridge, Georgia

The Bank was chartered by the Georgia Department of Banking and Finance in 1964. The Bank operates through its main office at 4806 North Henry Boulevard, Stockbridge, Georgia, as well as five (5) full service branches located at Hudson Bridge Road in Stockbridge, East Atlanta Road in Ellenwood, John Frank Ward Boulevard in McDonough, Bill Gardner Parkway in Locust Grove and on Highway 155 in McDonough. The Bank owns two lots for the construction of future branches in Henry County, at the intersection of Chambers Road and Jonesboro Road, as well as Highway 81 in McDonough. The Bank owns an additional parcel of real estate adjacent to its main office location in Stockbridge, Georgia, upon which is situated a small house leased to an unaffiliated insurance company.

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The Bank engages in a full service commercial and consumer banking business in its primary market area of Henry County and surrounding counties, as well as a variety of deposit services provided to its customers. The Bank offers on-line banking services to its customers. Checking, savings, money market accounts and other time deposits are the primary sources of the Bank’s funds for loans and investments. The Bank offers a full complement of lending activities, including commercial, consumer installment, real estate, home equity and second mortgage loans, with particular emphasis on short and medium term obligations. Commercial lending activities are directed principally to businesses whose demands for funds fall within the Bank’s lending limits. Consumer lending is oriented primarily to the needs of the Bank’s customers. Real estate loans include short term acquisition and construction loans. The Bank focuses primarily on residential and commercial construction loans, commercial loans secured by machinery and equipment with a developed resale market, working capital loans on a secured short term basis to established businesses in the primary service area, home equity loans of up to 80% of the current market value of the underlying real estate, residential real estate loans of up to 90% of value with adjustable rates or balloon payments due within five (5) years, and loans secured by savings accounts, other time accounts, cash value of life insurance, readily marketable stocks and bonds, or general use machinery and equipment for which a resale market has developed. The Bank makes both secured and unsecured loans to persons and entities which meet criteria established by the Bank and the executive committee. Approximately 91% of the Bank’s loan portfolio is concentrated in loans secured by real estate, most of which is located in the Bank’s primary market area. The Bank, as a matter of state law and bank policy, does not extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $10,000,000. The lending policies and procedures of the Bank are periodically reviewed and modified by the Board of Directors of the Bank in order to ensure risks are acceptable and to protect the Bank’s financial position in the market. Among other services offered are drive-up windows, night deposits, safe deposits, traveler’s checks, credit cards, cashier’s checks, notary public and other customary bank services. The Bank does not offer trust services.

The Bank maintains correspondent relationships with Wachovia Bank, Bank of America, The Bankers Bank, SunTrust Bank, Federal Home Loan Bank, and the Federal Reserve Bank of Atlanta. These banks provide certain services to the Bank such as investing excess funds, wire transfer of funds, safekeeping of investment securities, loan participation and investment advice.

The banking business in and around Henry County, Georgia is highly competitive which includes certain major banks which have acquired formerly locally owned institutions. These banks have considerably greater resources and lending limits than the Bank. In addition to commercial banks and savings banks, the Bank competes with other financial institutions, such as credit unions, agricultural credit associations, and investment firms which provide services similar to checking accounts and commercial lending. The Bank competes with numerous institutions within the primary service areas, including local branches of Bank of America, SunTrust Bank, Wachovia, BB&T. As of December 31, 2005

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the Bank held approximately 33% of the deposit accounts in the Henry County area. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

The Bank relies substantially on personal conduct of its officers, directors and shareholders, as well as a broad product line, competitive services, and an aggressive local advertising campaign and promotional activities to attract business and to acquaint potential customers with the Bank’s personal services. The Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally owned and headquartered commercial bank attuned to the particular needs of small to medium size businesses, professionals and individuals in the community.

A history of the Bank’s financial position for the fiscal years ended December 31, 2003, 2004 and 2005, is as follows:

	12/31/2005	Years Ended
		2004	2003
Total Assets	$631,033,297	$570,528,323	$515,137,333
Total Deposits	$545,247,129	$470,313,491	$427,033,134
Net Income	$10,275,922	$8,383,164	$7,735,909

First Metro Mortgage Co.

First Metro Mortgage Co. was formed in 1985 to provide mortgage loan origination services in the same primary market area as the Bank. Its offices are located at the Bank’s branch facility on Hudson Bridge Road in Stockbridge, Georgia. First Metro Mortgage Co. initiates long term mortgage loans but immediately sells those loans in the secondary market to investors pursuant to agreements between the investors and the company prior to funding. All loans are sold without recourse, and the Bank does not retain servicing rights or obligations with respect to those loans. First Metro Mortgage Co. realized net loss of $42,624 for 2005, net income of $26,239 in 2004, and $317,435 in 2003. First Metro Mortgage Co. was merged into and became a subsidiary of The First State Bank, effective July 1, 2003.

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Employees

As of December 31, 2005, the Bank had 137 full-time employees and 26 part-time employees. None of the Bank’s employees are represented by a collective bargaining group. The Bank considers its relationships with its employees to be good.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales price to the extent known to management.

YEAR 2005	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	9,779	$18.75	$18.50
Second Quarter	16,756	$19.00	$18.75
Third Quarter	11,980	$20.00	$19.00
Fourth Quarter	12,588	$20.00	$19.50

YEAR 2004	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	7,610	$19.00	$17.00
Second Quarter	4,885	$20.00	$17.50
Third Quarter	12,244	$18.00	$17.50
Fourth Quarter	53,382	$19.00	$17.50

The Company has historically paid dividends on an annual basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements. The following table sets forth cash dividends which have been declared and paid by the Company since January 1, 2003.

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Cash Dividends Declared Per Share ($)
Fiscal 2005
First Quarter	$.09 per share
Second Quarter	$.09 per share
Third Quarter	$.09 per share
Fourth Quarter	$.22 per share
Fiscal 2004
First Quarter	$.09 per share
Second Quarter	$.09 per share
Third Quarter	$.09 per share
Fourth Quarter	$.14 per share
Fiscal 2003
First Quarter	$.08 per share
Second Quarter	$.08 per share
Third Quarter	$.08 per share
Fourth Quarter	$.14 per share

As of February 8, 2006, 7,151,684 shares of common stock were outstanding held of record by approximately 567 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

The holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. Funds for the payment of dividends of the Company are primarily obtained from dividends paid by the Bank.

There are no shares of the Company’s common stock that are subject to outstanding options or warrants to purchase, or that are convertible into, common equity of the Company.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

Director Compensation

All directors are paid $1,000.00 per month for their service on the Board of Directors. Directors are entitled to compensation without regard to their attendance at the meeting, unless he or she misses more than two (2) meetings. Directors who are also members of the Executive Committee, which meets weekly, receive an additional $1,500.00 per month. The Chairman of the Board of Directors is paid an additional $500.00 per month for his service in that capacity, the Vice Chairman of the Board of Directors is paid an additional $250.00 per month for that service, and the Secretary is paid an additional $150.00 per month for service in that capacity. Audit Committee members also receive $250.00 per meeting attended.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer, Executive Vice President and Chief Financial Officer of the Company. No other executive officer had a salary and bonus during the fiscal year ended December 31, 2005 that exceeded $100,000.00 for services rendered in all capacities to the Company and the Bank.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation				Awards		Payouts
(a) Name and Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Other Annual Compensation ($)		(f) Restricted Stock Awards ($)	(g) Securities Underlying Options/SARS (#)	(h) LTIP Payouts ($)	(i) All Other Compensation ($)
David H. Gill, CEO	2005 2004 2003	232,200 217,200 203,200	98,576 66,376 49,248	76,658 71,810 66,148	(1) (1) (1)

William C. Strom, Jr., Executive Vice President	2005 2004 2003	171,800 161,800 152,800	61,314 46,540 38,842	41,167 30,205 28,692	(2) (2) (2)

Thomas L. Redding, Sr. Vice President & CFO	2005 2004	102,500 95,000	26,687 16,125	10,244 5,857

(1)	Includes directors fees of $30,000 in 2005, $28,950 in 2004 and $25,800 in 2003. Also includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amounts of $23,484, $22,144 and $20,846 for the years 2005, 2004 and 2003, respectively.

(2)	Includes directors fees of $9,000 in 2005. Also includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amounts of $15,656, $14,763 and $13,897, for the years 2005, 2004 and 2003, respectively.

The Company has entered into deferred compensation and salary continuation agreements with David H. Gill and William C. Strom, Jr. which provide for full vesting of the benefits under the agreements in the event of a change in control of the Company or the Bank.

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Compensation Committee

Executive compensation is recommended to the full board by the Company’s Senior Management Compensation Committee (the “Compensation Committee”), which in 2005 consisted of Mary Lynn E. Lambert, Chairperson, G. R. Foster, III, H. K. Elliott, Jr., Edwin C. Kelley, Jr., and Robert O. Linch.

Compensation Committee Report

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and other equity based compensation. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interest of its shareholders, to encourage support of the Company’s long-term goals, to tie executive compensation to the Company’s performance, to attract and retain talented leadership and to encourage significant ownership of the Company’s common stock by executive officers.

The Compensation Committee meets in the fall of each fiscal year to establish performance goals for the Company, including profit growth, loan and deposit growth, and loan-to-deposit ratio growth. The performance of the Bank as measured by those goals in the ensuing year is a factor given considerable weight by the Compensation Committee in recommending compensation of executive officers for the following fiscal year, including salary and bonuses. For example, the compensation of the executive officers of the Bank for the fiscal year 2005 is based in large measure on the extent to which the Bank met or exceeded the performance goals established by the Compensation Committee for fiscal year 2004. A formula is used to calculate the relative weight of the performance factors in establishing either base salary or bonus, but the overall value of the Company from year to year is also given significant objective weight.

Compensation of Chief Executive Officer

During 2005, the Company’s President and Chief Executive Officer, David H. Gill, received a base salary and bonus compensation of $330,777, which represents a 16.7% increase over the base salary and bonus paid to Mr. Gill in 2004.

In setting the compensation of Mr. Gill for the fiscal year 2005, the Compensation Committee considered that for the fiscal year ended December 31, 2005, the per share earnings of the Company were $1.44, compared to $1.17 for 2004, and that loans during that period of time increased by over $30 million, or 6%. Core deposit growth increased by over $60 million or 13%. Return on average shareholder’s equity for 2005 was 17.13%, and return on average assets for 2005 was 1.67%. The Board of Directors of the Company did

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not modify or reject any recommendations made in 2005 by the Compensation Committee with respect to compensation decisions.

Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.

Submitted by: Mary Lynn E. Lambert

       G. R. Foster, III

       H. K. Elliott, Jr.

       Edwin C. Kelley, Jr.

       Robert O. Linch

Compensation Committee Interlocks and Insider Participation

None of those individuals was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company pursuant to the provisions of Regulation S-K, Item 404. No executive officer of any other entity served on the Company’s Compensation Committee.

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EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	None	—	—

Equity compensation plans not approved by security holders	None	—	—

Total	None	—	—

Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company’s common stock with the cumulative Total Return on the Nasdaq Stock Market (U.S. Companies) index and the SNL Southeast Bank Index. The graph assumes $100 invested on December 31, 2000, in the common stock of the Company and in each of the two indexes. The comparison assumes that all dividends are reinvested.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Henry County Bancshares, Inc.	100.00	109.52	117.61	129.88	140.76	160.37
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL

STATEMENTS AND SUPPLEMENTAL DATA

Please see Appendix B.

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Directors and Executive Officers

The Board of Directors of the Company is currently composed of the following ten persons, each of whom serves for a term of one (1) year. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the current directors, nominees and executive officers of the Company:

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED[1]
Paul J. Cates, Jr.	64	Director	2002
H. K. Elliott, Jr.	64	Director	1977
G. R. Foster, III	59	Director	1999
David H. Gill	51	President, Director	1997
Edwin C. Kelley, Jr.	55	Director	1994
Mary Lynn E. Lambert	48	Director	2001
Robert O. Linch	76	Director and Chairman of the Board	1975
William C. Strom, Jr.	56	Director, Executive Vice President of the Bank and Secretary of the Company	2005
Ronald M. Turpin	62	Director	1999
James C. Waggoner	61	Director	1994
Thomas L. Redding	47	Chief Financial Officer	N/A

[1]	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in June, 1982 became directors of the Company when it was incorporated in June, 1982.

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Security Ownership of Certain Beneficial Owners and Management

General

The following table sets forth, as of December 31, 2005, persons or groups who are known by the Company to own more than five percent (5%) of the Company’s common stock and, as of December 31, 2005, common stock ownership by directors and executive officers of the Company. Other than as noted below, management knows of no other person or group that owns more than five percent (5%) of the outstanding shares of common stock of the Company.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING

Paul J. Cates, Jr. 863 McGarity Road McDonough, GA 30252	27,596 Shares	(2)

H. K. Elliott, Jr. 2865 Camp Branch Road Buford, Georgia 30519	94,699 Shares	1.32%

G. R. Foster, III 950 Turner Church Road McDonough, GA 30252	12,475 Shares	(2)

David H. Gill 109 Magnolia Place Stockbridge, GA 30281	47,388 Shares	(2)

Edwin C. Kelley, Jr. 205 St. Andrews Court McDonough, GA 30253	27,953 Shares	(2)

Mary Lynn E. Lambert 1409 Highway 42 S McDonough, GA 30252	42,470 Shares	(2)

Robert O. Linch 230 Darwish Drive McDonough, GA 30253	450,112 Shares	6.29%

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NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING

William C. Strom, Jr. 156 Cotton Creek Drive McDonough, GA 30252	8,800 Shares	(2)

Ronald M. Turpin 661 Fairview Road Stockbridge, GA 30281	30,678 Shares	(2)

James C. Waggoner 268 Butlers Bridge Drive McDonough, GA 30252	20,499 Shares	(2)

Thomas L. Redding 749 McLaurin Street Griffin, GA 30224	3,546 Shares	(2)

All directors and officers as a group (11 persons)	766,216 Shares	10.71%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Less than 1% of the common stock outstanding.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2005, the Board of Directors of the Company held six meetings and the Board of Directors of The First State Bank held twelve meetings. All of the directors of the Company and The First State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Audit Committee

Henry County Bancshares, Inc. has an Audit Committee of the Board of Directors (the “Audit Committee”), which is comprised of four independent members, as defined by the rules of the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee recommends to the Board of Directors the independent accountants to be

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selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of Henry County Bancshares, Inc.’s Audit Committee are: Directors Cates, Foster, Lambert, and Waggoner. Mr. Foster serves as Chairman of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee a copy of which is attached hereto as Appendix C. The Company does not have an Audit Committee financial expert serving on its Audit Committee. The Company has determined that its current Audit Committee members do not meet the definition as provided in the SEC’s regulations pursuant to Section 407 of the Sarbanes Oxley Act of 2002, but that each member is highly experienced and fully qualified to fulfill their responsibilities to the Board and the shareholders.

The Audit Committee met four times in 2005. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

Audit Committee Report

During the fiscal year 2005, Henry County Bancshares, Inc. retained its principal auditor, Mauldin & Jenkins, LLC, to provide audit and non-audit services. The Audit Committee has considered whether provisions of non-audit services by its principal auditor is compatible with maintaining auditor independence.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU §380), Communications with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Henry County Bancshares, Inc.’s Annual Report on Form 10-K for the year 2005 for filing with the Securities and Exchange Commission.

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Submitted by the members of the Audit Committee:	Paul J. Cates, Jr. G. R. Foster, III Mary Lynn E. Lambert James C. Waggoner

Nominating Committee

Each year, the Chairman of the Board of Directors appoints a Nominating Committee to serve a one-year term. In 2005, the Nominating Committee composed of the following members: Directors Elliott, Turpin, Foster, Kelley and Linch. Director candidates are nominated by the Nominating Committee. The Committee does not currently have a formal written policy or process for identifying and evaluating director nominees. However, all director candidates must satisfy the requirements set forth by the Georgia Department of Banking and Finance and meet the following minimum criteria for a position on the Company’s Board of Directors: independence; highest personal and profession ethics and integrity; willing to devote sufficient time to fulfilling duties as a director; and impact on the diversity of the Board’s overall composition in terms of age, skills, experience in business, government and education. The Committee’s policy for consideration of a nominee recommended by shareholders is as follows: Shareholders who would like for an individual to be considered by the Nominating Committee should submit the proposed name to the committee for its consideration no later than October 1 of the calendar year preceding the next shareholder’s meeting. In order for the committee to consider the prospective nominee, a biographical summary and qualifications and such other information as must be disclosed to meet SEC reporting requirements must be provided. The Nominating Committee would then evaluate the proposed nominee using the criteria outlined above and would consider such a person in comparison to all other candidates. The Nominating Committee is not obligated to nominate any such individual for election. This information may be sent to The First State Bank, P. O. Box 928, 4806 N. Henry Boulevard, Stockbridge, Georgia. The nomination should be sent to the attention of the Chairman of the Board. No such shareholder nominations have been received by the Company for this Annual Meeting.

Each of the members of the Committee were deemed independent as defined by the rules of the National Association of Securities Dealers (“NASD”).

The Nominating Committee has a written charter, a copy of which was attached to last year’s proxy statement. The charter is not available on the Company’s website. The charter was not amended in 2005.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors and to entities with which they are affiliated. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s

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other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. As of December 31, 2005 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $840,097. Also, in the construction of the Highway 155 branch and the renovation of the main office during 2002 and 2003, Ray Lambert, the spouse of Director Mary L. Lambert, was hired and paid as a subcontractor by the general contractor hired by the Company. In addition, in 2003 the Bank sold a parcel of excess land adjacent to the Bank’s Highway 155 branch to Director James C. Waggoner at the appraised fair market value on substantially the same terms as with comparable transactions with the Bank’s other customers. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.

Legal Proceedings

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto or written representations of certain reporting persons furnished to the Company under Rule 16a-3(d) during 2005, no person who, at any time during 2005, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2005 fiscal year or previously.

Independent Public Accountant

The Company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2006. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclaimer in 2005.

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During fiscal years 2004 and 2005, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

	2005	2004
Audit Fees	$102,000	$126,986
Audit Related Fees	8,211	7,703
Tax Fees (tax return preparation)	7,250	7,000
All Other Fees	—	—
Total	$117,461	$141,689

All non-audit services are pre-approved by the Audit Committee. None of the tax or expenses paid in connection with the principal accountant’s engagement for audited financial statements were attributable to work performed by persons other than the principal accountant’s employees.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

Shareholder Communications to the Board of Directors

Our Board of Directors has a long standing policy of providing a process for stockholders to send communications directly to the Board of Directors. Shareholders are informed if they want to send a communication to the Board or a particular director, they may either send it to David Gill’s attention or to the attention of the Chairman of the Board, and a mailbox is provided for the Chairman to receive sealed communications.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend and the full board was in attendance at last year’s annual meeting.

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

In order for shareholder proposals to be eligible for consideration by the Company for inclusion in the Company’s proxy statement and form of proxy relating to the 2007 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 17, 2006. To ensure prompt receipt by the

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Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials. Any shareholder who intends to propose any other matter to be acted upon at the 2007 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than March 7, 2007. If notice is not provided by that date, the persons named in the Company’s proxy for the 2007 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2007 Annual Meeting.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: DAVID H. GILL, HENRY COUNTY BANCSHARES, INC., P. O. BOX 928, STOCKBRIDGE, GEORGIA 30281.

March 10, 2006

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TABLE OF APPENDICES

Appendix A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Appendix B	Selected Financial Data, Consolidated Financial Statements and Supplemental Data

Appendix C	Audit Committee Charter

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APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The First State Bank and our mortgage subsidiary, First Metro Mortgage Co. at December 31, 2005 and 2004 and the results of operations for the three years in the period ended December 31, 2005. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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A Warning About Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and reports to stockholders. Statements made by us, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America as defined by the Public Company Accounting Oversight Board and conform to general practices within the banking industry. Our significant accounting policies are described in the notes to the consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

We believe the following are critical accounting policies that require the most significant estimates and assumptions that are particularly susceptible to a significant change in the preparation of our financial statements.

Allowance for loan losses

A provision for loan losses is based on management’s opinion of an amount that is adequate to absorb losses inherent in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of current economic conditions, volume and composition of the loan portfolio, the fair market value or the estimated net realizable value of underlying collateral, historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. The evaluation includes a review of all loans on which full collection may not be reasonably assumed. Should the factors that are considered in determining the allowance for loan losses change over time, or should management’s estimates prove incorrect, a different amount may be reported for the allowance and the associated provision for loan losses. For example, if economic conditions in our market area experience an unexpected and adverse change, we may need to increase our allowance for loan losses by taking a charge against earnings in the form of an additional provision for loan loss.

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Overview

The year 2005 was highlighted by continued loan and core deposit growth as Henry County continues to remain a growth leader in the metropolitan Atlanta area. Our loan portfolio grew in excess of $30 million, while our core deposit growth exceeded $60 million. Total deposits exceeded $74 million as we utilized wholesale deposits in addition to core deposits to fund our loan growth. We continued to remain the market leader as measured by deposits in Henry County, representing 33% market share as of June 30, 2005. We reported net income of $10,275,922 in 2005 as compared to $8,383,164 in 2004 and $7,735,909 in 2003. As a result of continued growth in average earning assets, coupled with increases in the Prime lending rate, our net interest margins increased to 3.90% at year end 2005, compared to 3.61% at year end 2004.

We believe that our continued branch expansion within the Henry County market, as well as our commitment to quality customer service, will allow us to take advantage of this continued growth.

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Financial Condition at December 31, 2005 and 2004

The following is a summary of our balance sheets for the periods indicated:

	December 31,
	2005	2004
	(Dollars in Thousands)
Cash and due from banks	$15,951	$17,106
Interest-bearing deposits in banks	388	330
Federal funds sold	9,600	—
Securities	72,702	54,241
Loans held for sale	822	578
Loans, net	513,142	482,234
Premises and equipment	9,041	9,097
Other assets	9,387	6,942

	$631,033	$570,528

Total deposits	$545,247	$470,313
Other borrowings	19,988	42,058
Other liabilities	3,050	1,891
Stockholders’ equity	62,748	56,266

	$631,033	$570,528

As of December 31, 2005, we had total assets of $631 million, an increase of 10.61% over December 31, 2004. Total interest-earning assets were $602 million at December 31, 2005 as compared to $542 million at December 31, 2004 or 95% of total assets, respectively. Our primary interest-earning assets at December 31, 2005 were loans, which made up 86% of total interest-earning assets as compared to 90% at December 31, 2004. Increases of $74.9 million in deposit growth, offset by decreases in other borrowings of $22.0 million were primarily used to fund loan growth of $30.9 million as well as increasing the investment securities portfolio by $18.4 million, as well as federal funds sold by $9.6 million. Our total equity increased by $6.5 million year-to-date as net income of $10.3 million was offset by increased unrealized losses on securities available-for-sale, net of tax of $290,000 and by dividends paid of $3.5 million.

The funding component of this change was accomplished through the continued emphasis on raising core deposits as well as using alternative funding sources such as wholesale certificates of deposit, Federal Home Loan Bank Advances and other short term borrowings. The Company is favorably positioned for moderate increases in interest rates and will continue to accept opportunity cost in the short term to preserve earnings stability for the long term.

The securities portfolio provides the Company with a source of liquidity and a relatively stable source of income. The Company’s investment policy focuses on the use of the securities portfolio to manage the interest rate risk created by the inherent mismatch of the loan and deposit portfolios. The Company’s asset/liability management committee meets quarterly to review economic trends and makes recommendations as to the structure of the securities portfolio based upon this review and the Company’s projected funding needs. The Company’s securities portfolio continued to shorten in duration during 2005 as maturities and pay downs were being used to facilitate the funding of loans.

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Our securities portfolio, consisting of U.S. Government and Agency, mortgage-backed, municipal and equity securities amounted to $73 million at December 31, 2005. Unrealized losses on securities available-for-sale were $605,274 at December 31, 2005 as compared to unrealized losses of $165,627 at December 31, 2004. Unrealized gains on securities held-to-maturity were $1,381 at December 31, 2005 as compared to $10,916 at December 31, 2004. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Since lending activities generate the primary source of revenue, the Company’s main objective is to adhere to sound lending practices. The Board of Directors has delegated loan policy decisions and loan approval authority to the Executive Committee of the Board of Directors. The Executive Committee is composed of five outside directors and the Chief Executive Officer. The Executive Committee establishes lending policies that include underwriting guidelines on the various types of loans made as well as guidance on loan terms. The Company employs a loan approval process in which individual loan officers are provided with independent approval authority based upon their experience and training. When prospective loans are analyzed, both interest rate and credit quality objectives are considered in determining whether to make a given loan. Parameters are set on the amount of credit that can be extended to one borrower. The largest amount that can generally be extended to any one borrower without obtaining approval from the Executive Committee of the Board of Directors is $150,000. The Executive Committee is authorized to extend credit to one borrower on an unsecured basis of up to 15% of statutory capital or approximately $6.0 million and on a secured basis of up to 25% of statutory capital or approximately $10 million.

The Bank offers a variety of loans to retail customers in the communities we serve.

Consumer Loans:

Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate but less risky than commercial loans. Risk of default is generally determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer type loans is generally managed through policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

Various types of consumer loans include the following:

•	Home equity loans - open and closed end

•	Vehicle financing

•	Loans secured by deposits

•	Secured and unsecured personal loans

The various types of consumer loans all carry varying degrees of risk for the Bank. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a

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collateral type that has historically appreciated in value. The Bank also requires the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. The Bank also has a blanket policy that covers the Bank in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with guidelines for debt to income ratio limitations and conservative collateral valuations. Unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, the Bank is completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management occurs at the underwriting stage with guidelines for debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Commercial and Industrial Loans

The Bank makes loans to small and medium sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type loan may be subject to many different types of risk, which will differ depending on the particular industry the borrower is involved with. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis, when warranted. Individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a Loan Committee or Board of Directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to the Bank for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

This type loan is almost always collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectibility in a default situation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on the Bank’s ability to monitor its ongoing health and value.

Commercial Real Estate:

The Bank grants loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate, we make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will generally lend up to a maximum 75% loan to value ratio and require a minimum debt coverage ratio of 1.25% or other compensating factors.

Commercial real estate offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate

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market or the general economy. Also commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited by a third party auditor. This type loan generally has a shorter maturity than other loan types giving the Bank an opportunity to reprice, restructure or decline to renew the credit. As with other loans, commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the Board of Directors.

Construction and Development Loans:

The Bank makes residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. This type loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type loan has typically had a greater degree of risk than other loan types. To mitigate that risk, the Board of Directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. To further mitigate risk, this type loan is accorded a larger percentage loan loss allowance than other loan types. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

Loan Participations:

The Bank sells loan participations in the ordinary course of business when an originated loan exceeds its legal lending limit as defined by state banking laws. These loan participations are sold to other financial institutions without recourse. (As of December 31, 2005 the Bank had no loan participations sold).

The Bank will also purchase loan participations from time to time from other banks in the ordinary course of business usually without recourse. Purchased loan participations are underwritten in accordance with the Bank’s loan policy and represent a source of loan growth to the Bank. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that the Bank often relies on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, the Bank may experience a loss on these participations. Otherwise, the Bank believes that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, the Bank usually has no recourse against the selling bank but will take other commercially reasonable steps to minimize its loss. (As of December 31, 2005, the Bank had purchased 31 loan participations. The total principal amount of these participations comprised 9.70% of our total portfolio on December 31, 2005).

Through the Company’s mortgage subsidiary, First Metro Mortgage Co., first mortgage loans are originated for immediate sale to investors. The loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

All loans originated by First Metro Mortgage Co. are classified as loans held for sale on the balance sheet because of the intention to immediately sell these loans. The balance of the loans held for sale represents individual mortgage loans that have been funded for which proceeds from, the investor have not yet been received. Loans held for sale are carried at the lower of aggregate cost or fair value.

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However, because the proceeds from the investors for the sale of these loans are usually received within fourteen days, the aggregate cost and fair value of these loans are the same.

For the year ended December 31, 2005, First Metro Mortgage Co. originated 268 loans totaling $38 million. These mortgage banking activities are performed exclusively by First Metro Mortgage Co. No similar activities are conducted at the Bank level. All loans originated by the Bank are classified as held for investment.

We have 91% of our loan portfolio collateralized by real estate located in our primary market area of Henry County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family and multifamily residential properties (10%), construction loans to build one to four-family and multifamily residential properties (55%), and nonresidential properties consisting primarily of small business commercial properties (35%).

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a monthly basis by management and periodically by State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 15% at December 31, 2005 was considered satisfactory.

At December 31, 2005, we had loan commitments outstanding of $104 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. We had arrangements with two commercial banks for additional short-term advances of $31.6 million, of which none had been drawn upon as of December 31, 2005. We also have the ability to borrow up to $102 million, subject to available collateral, from the Federal Home Loan Bank.

At December 31, 2005, our capital ratios were considered adequate based on regulatory minimum capital requirements. Stockholders’ equity increased in 2005 by $6.5 million as net income of $10.3 million was offset by a decrease in other comprehensive income related to our securities available-for-sale of $290,167, and by dividends paid of $3.5 million. For regulatory purposes, the net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to us will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank’s regulatory agency. At December 31, 2005, the Bank could pay dividends of $5.2 million without regulatory approval.

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The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for Henry County Bancshares, Inc. and the Bank as of December 31, 2005 are as follows:

	Actual
	Consolidated	Bank	Regulatory Requirements
Leverage capital ratio	9.73%	9.60%	5.00%
Risk-based capital ratios:
Core capital	11.53	11.37	6.00
Total capital	12.44	12.28	10.00

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements to be considered well-capitalized. Anticipated future earnings will assist in keeping these ratios at satisfactory levels above the regulatory minimum requirement to be considered well-capitalized.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank’s interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

We do not engage in any transactions or have relationships or other arrangements with an unconsolidated entity. These include special purpose and similar entities or other off-balance sheet arrangements. We also do not trade in energy, weather or other commodity based contracts.

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Results of Operations For The Years Ended December 31, 2005, 2004 and 2003

The following is a summary of our operations for the years indicated.

	Years Ended December 31,
	2005	2004	2003
	(Dollars in Thousands)
Interest income	$36,602	$28,685	$25,748
Interest expense	13,859	10,022	9,429

Net interest income	22,743	18,663	16,319
Provision for loan losses	546	443	472
Other income	3,983	4,322	5,531
Other expenses	10,239	9,548	9,417

Pretax income	15,941	12,994	11,961
Income taxes	5,665	4,611	4,225

Net income	$10,276	$8,383	$7,736

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets increased to 3.90% in 2005 from 3.61% in 2004. The average yield on interest-earning assets increased to 6.27% in 2005 from 5.55 % in 2004. The average yield on interest-bearing liabilities increased to 3.05% in 2005 from 2.50 % in 2004. By increasing higher yielding loan assets, we were able to increase our net interest income during 2005.

The net yield on average interest-earning assets increased to 3.61% in 2004 from 3.57% in 2003. The average yield on interest-earning assets decreased to 5.55% in 2004 from 5.63% in 2003. The average yield on interest-earning liabilities decreased to 2.50% in 2004 from 2.67% in 2003.

Net interest income increased by $4.1 million in 2005 as compared to an increase of $2.3 million in 2004 and a decrease of $2,000 in 2003 compared to 2002. The increase in 2005 was attributed to an overall increase in average interest-earning assets, coupled with increases in the Prime lending rate since December 2004.

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Provision for Loan Losses

The provision for loan losses increased by $103,150 to $546,150 in 2005 and decreased by $29,500 to $443,000 in 2004. The amounts provided are due primarily to our assessment of the inherent risk in the loan portfolio. Please see the section titled “Allowance for Loan Losses” for a more detailed explanation of our assessment criteria as it relates to providing for loan losses. We believe that the $4.9 million in the allowance for loan losses at December 31, 2005, or .96% of total net outstanding loans and the $4.5 million in the allowance for loan losses at December 31, 2004, or .92% of total net outstanding loans, are adequate at their respective dates to absorb known risks in the portfolio based upon our historical experience. Our net charge-offs were minimal in 2005, 2004 and 2003 as the ratio of charged-off loan to average loans outstanding was .01%, .03% and .03%, respectively. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

Other Income

Other income consists of service charges on deposit accounts, other service charges and fees, gain on sale of land and mortgage banking income. Other income was $4.0 million in 2005 as compared to $4.3 million in 2004. The decrease is due primarily to decreased service charges on deposit accounts of $372,000, as well as less significant decreases in mortgage banking income of $122,000. Decreases in service charges on deposit accounts can be attributed in part to the introduction of two non-service charge demand deposit accounts during 2005.

Other income was $4.3 million in 2004 as compared to $5.5 million in 2003. The decrease is due primarily to decreased mortgage banking income earned by First Metro Mortgage Co. of $916,000, as well as less significant decreases in service charges on deposit accounts of $70,000. Mortgage banking income decreased significantly as a result of the slow down in mortgage re-financings during 2004.

Other Expenses

Other expenses were $10.2 million in 2005 as compared to $9.5 million in 2004, an increase of $690,627. Gross salaries and employee benefits’ increased by $541,666, primarily as a result of normal salary and incentive increases of $388,000 coupled with decreases in capitalized loan fees in the amount of $154,000. The number of full time equivalent employees was 150 at December 31, 2005 as compared to 145 at December 31, 2004. Salaries and employee benefits’, net of capitalized loan fees of $1.3 million, amounted to $5.8 million at December 31, 2004 as compared to $5.8 million at December 31, 2003. Equipment and occupancy expenses increased by $109,552 in 2005 as compared to 2004, primarily as a result of increased computer and fixtures depreciation expense as a result of the Company upgrading its ATM network during 2005. Other operating expenses increased by only $39,409 as there was no significant increase or decrease in individual other operating expense accounts, other than the costs normally associated with continued growth.

The increase in other expenses to $9.5 million in 2004 from $9.4 million in 2003 was due to increased salary and employee benefits of $36,379 increased equipment and occupancy expense of $93,417 and increased other operating expenses of $1,155.

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Income Tax

Income tax expense was $5.6 million in 2005 as compared to $4.6 million in 2004. The increase is due to higher pretax income, in addition to a lower volume of nontaxable securities held in the securities portfolio. Income tax expense as a percentage of pretax income was 36% at December 31, 2005 and 35% at December 31, 2004.

The increase in income tax expense to $4.6 million in 2004 from $4.2 million in 2003 was due to higher pretax income and to a lower volume of nontaxable securities. Income tax as a percentage of pretax income was 35% in 2004 and 2003.

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SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the securities portfolio; the loan portfolio; including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

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Table 1 - Distribution of Assets, Liabilities and Stockholders’ Equity

Interest Rates and Interest Differentials

	Years Ended December 31,
	2005			2004			2003
	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates
	(Dollars in Thousands)
Taxable securities	$52,793	$1,639	3.10%	$46,995	$1,365	2.90%	$45,133	$1,340	2.97%
Nontaxable securities (4)	5,677	226	3.98%	7,615	325	4.27	11,019	447	4.06
Federal funds sold	13,895	495	3.56%	6,115	82	1.34	21,574	218	1.01
Interest-bearing deposits in banks	521	15	2.88%	351	7	1.99	810	23	2.84
Loans (2) (3)	510,733	34,226	6.70%	455,993	26,906	5.90	378,992	23,720	6.26

Total interest-earning assets	583,619	36,601	6.27%	517,069	28,685	5.55	457,528	25,748	5.63

Unrealized gains (losses) on securities	(426)			173			636
Allowance for loan losses	(4,782)			(4,394)			(4,061)
Cash and due from banks	19,822			21,002			22,915
Other assets	17,934			18,095			14,339

Total	$616,167			$551,945			$491,357

Interest-bearing demand & savings	$153,669	3,204	2.09%	$138,513	2,113	1.53	$122,672	1,759	1.43
Time	278,152	9,609	3.45%	231,004	6,761	2.93	210,406	6,765	3.22
Borrowings	22,759	1,046	4.60%	30,939	1,148	3.71	19,669	905	4.60

Total interest-bearing liabilities	454,580	13,859	3.05%	400,456	10,022	2.50	352,747	9,429	2.67

Noninterest-bearing demand	97,100			93,034			86,162
Other liabilities	4,484			4,049			3,048
Stockholders’ equity	60,003			54,406			49,400

Total	$616,167			$551,945			$491,357

Net interest income		$22,742			$18,663			$16,319

Net interest spread			3.22%			3.04%			2.96%
Net yield on average interest-earning assets			3.90%			3.61%			3.57%

(1)	Average balances were determined using the daily average balances.

(2)	Average balances of loans include nonaccrual loans.

(3)	Interest and fees on loans include $223,000, $218,000, and $207,000 of loan fee income for the years ended December 31, 2005, 2004, and 2003, respectively.

(4)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Table 2 - Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

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	Years Ended December 31,
	2005 to 2004			2004 to 2003
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Rate	Volume	Net	Rate	Volume	Net
	(Dollars in Thousands)
Income from interest-earning assets:
Interest and fees on loans	$3,436	$3,884	$7,320	$4,604	$(1,418)	$3,186
Interest on taxable securities	176	98	274	54	(29)	25
Interest on nontaxable securities	(78)	(21)	(99)	(144)	22	(122)
Interest on federal funds sold	179	234	413	(191)	55	(136)
Interest on interest-bearing deposits in banks	4	4	8	(10)	(6)	(16)

Total interest income	3,717	4,199	7,916	4,313	(1,376)	2,937

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits and savings deposits	251	840	1,091	237	117	354
Interest on time deposits	1,662	1,186	2,848	631	(635)	(4)
Interest on borrowings	(342)	240	(102)	443	(200)	243

Total interest expense	1,571	2,266	3,837	1,311	(718)	593

Net interest income	$2,146	$1,933	$4,079	$3,002	$(658)	$2,344

Asset/Liability Management

Our asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to the Board of Directors on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

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A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2005 our cumulative one year interest rate sensitivity gap ratio was 114%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

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	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits in banks	$388	$—	$—	$—	$388
Federal funds sold	9,600	—	—	—	9,600
Securities	7,858	26,773	30,646	5,973	71,250
Loans	304,220	72,949	128,190	13,577	518,936

Total interest-earning assets	322,066	99,722	158,836	19,550	600,174

Interest-bearing liabilities:
Interest-bearing demand and savings	$160,385	$—	$—	$—	$160,385
Time deposits	62,424	146,541	91,281	—	300,246
Repurchase agreements	—	—	5,000	—	5,000
Other borrowings	1,060	—	13,928	—	14,988

Total interest-bearing liabilities	$223,869	$146,541	$110,209	$—	$480,619

Interest rate sensitivity gap	$98,197	$(46,819)	$48,627	$19,550	$119,555

Cumulative interest rate sensitivity gap	$98,197	$51,378	$100,005	$119,555

Interest rate sensitivity gap ratio	1.44	.68	1.44	0.00

Cumulative interest rate sensitivity gap ratio	1.44	1.14	1.21	1.25

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 73% of the loan portfolio is comprised of loans that have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

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INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2005	2004	2003
	(Dollars in Thousands)
U.S. Government and agency securities	$60,192	$38,129	$33,770
Mortgage-backed securities	4,886	7,878	13,987
Municipal securities	5,567	5,875	9,316

	70,645	51,882	57,073
Equity securities	2,057	2,359	983

	$72,702	$54,241	$58,056

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2005 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

	One year or less		After one through five years		After five through ten years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. Government and agency securities	$32,723	3.29%	$27,469	4.00%	$—	—%
Mortgage-backed securities	73	5.04	1,147	4.04	504	5.18
Municipal securities	1,644	3.51	1,665	3.79	1,715	3.78

	$34,440	3.30	$30,281	3.99	$2,219	4.09

	After ten years		Total
	Amount	Yield (1)	Amount	Yield (1)
U.S. Government and agency securities	$—	—%	$60,192	3.62%
Mortgage-backed securities	3,162	4.61	4,886	4.55
Municipal securities	543	5.36	5,567	3.84

	$3,705	4.72	$70,645	3.70

(1)	The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

(2)	The weighted average yields for municipal securities are not stated on a tax-equivalent basis.

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LOAN PORTFOLIO

Types of Loans

Loans by type of collateral are presented below:

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Commercial	$36,349	$47,246	$55,075	$58,994	$51,486
Real estate - construction	260,912	223,907	156,821	102,602	71,955
Real estate - mortgage	210,366	203,598	191,944	165,546	159,276
Consumer installment and other	10,487	11,972	14,797	23,135	21,971

	518,114	486,723	418,637	350,277	304,688
Less allowance for loan losses	(4,972)	(4,489)	(4,178)	(3,827)	(3,377)

Net loans	$513,142	$482,234	$414,459	$346,450	$301,311

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2005 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

(Dollars in Thousands)
Commercial
One year or less	$14,293
After one through five years	20,317
After five years	1,739

36,349

Construction
One year or less	250,787
After one through five years	10,125
After five years	0

260,912

Other
One year or less	57,559
After one through five years	129,283
After five years	34,011

220,853

$518,114

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The following table summarizes loans at December 31, 2005 with the due dates after one year for predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
Predetermined interest rates	$129,073
Floating or adjustable interest rates	66,403

$195,476

Risk Elements

The following table presents the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$782	498	$346	$296	$304
Loans contractually past due ninety days or more as to interest or principal payments and still
Accruing	4,173	3,251	1,654	1,048	1,197
Loans, the term of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—	—	—	—
Potential problem loans	—	—	15	120	—

The reduction in interest income associated with nonaccrual loans as of December 31, 2005 is as follows:

(Dollars in Thousands)
Interest income that would have been recorded on nonaccrual loans under original terms	$67

Interest income that was recorded on nonaccrual loans	$—

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which causes management to have serious doubts as to the ability of such borrowers to comply with the loan

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repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Average amount of loans outstanding	$510,733	$455,993	$378,992	$333,224	$286,646

Balance of allowance for loan losses at beginning of year	$4,489	$4,178	$3,827	$3,377	$2,884

Loans charged off:
Real estate	(21)	(17)	(25)	(5)	(29)
Commercial	(12)	(45)	(15)	—	—
Consumer installment	(53)	(91)	(122)	(124)	(54)

	(86)	(153)	(162)	(129)	(83)

Recoveries of loans previously charged off:
Real estate	9	6	1	—	—
Commercial	1	—	—	—	—
Consumer installment	13	15	40	39	26

	23	21	41	39	26

Net loans charged off during the year	(63)	(132)	(121)	(90)	(57)

Additions to allowance charged to expense during year	546	443	472	540	550

Balance of allowance for loan losses at end of year	$4,972	$4,489	$4,178	$3,827	$3,377

Ratio of net loans charged off during the year to average loans
Outstanding	0.01%	0.03%	0.03%	0.03%	0.02%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by us to adequately cover all known and inherent risks in the loan portfolio. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed

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individually in order to establish a specific allowance for loan losses. A loan is considered impaired when it is probable that we will be unable to collect all principal and interest due in accordance with the contractual terms of the loan agreement.

As of the indicated dates, we had made no allocations of our allowance for loan losses to specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31,
	2005		2004		2003		2002		2001
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Commercial	$554	7.01%	$647	9.71%	$813	13.15%	$800	16.84%	$675	16.90%
Real estate-construction	2,066	50.35	1,698	46.00	1,015	37.46	841	29.29	844	23.62
Real estate-mortgage	1,827	40.60	1,526	41.83	1,625	45.85	1,530	47.26	1,351	52.28
Consumer installment and other	525	2.04	618	2.46	725	3.54	656	6.61	507	7.20

Total allowance	4,972	100.00%	4,489	100.00%	$4,178	100.00%	$3,827	100.00%	$3,377	100.00%

DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. (1)

	Year Ended December 31,
	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$97,101	—%	$93,034	—%	$86,162	—%
Interest-bearing demand and savings deposits	153,669	2.09	138,513	1.53	122,672	1.43
Time deposits	278,152	3.45	231,004	2.93	210,406	3.22

Total deposits	$528,922		$462,551		$419,240

(1)	Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2005 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
Three months or less	$30,508
Over three through six months	24,093
Over six through twelve months	36,081
Over twelve months	41,519

Total	$132,201

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RETURN ON EQUITY AND ASSETS

The following rate of return information for the periods indicated is presented below.

	Years Ended December 31,
	2005	2004	2003
Return on assets (1)	1.67%	1.52%	1.57%
Return on equity (2)	17.13	15.41	15.66
Dividend payout ratio (3)	34.03	35.02	35.18
Equity to assets ratio (4)	9.74	9.86	10.05

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share divided by earnings per share.

(4)	Average equity divided by average total assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed only to U.S. dollar interest rate changes and accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of the investment portfolio as held for trading. We do not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage-backed securities that are commonly pass through securities. Finally, we have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks. Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as “interest rate risk.” The repricing of interest earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of our asset/liability management program, the timing of repriced assets and liabilities is referred to as Gap management. It is our policy to maintain a Gap ratio in the one-year time horizon of .80 to 1.20.

GAP management alone is not enough to properly manage interest rate sensitivity, because interest rates do not respond at the same speed or at the same level to market rate changes. For example, savings and money market rates are more stable than loans tied to a “Prime” rate and thus respond with less volatility to a market rate change.

We use a third party simulation model to monitor changes in net interest income due to changes in market rates. The model of rising, falling and stable interest rate scenarios allow management to monitor and adjust interest rate sensitivity to minimize the impact of market rate swings. The analysis of impact on net interest margins as well as market value of equity over a twelve-month period is subjected to a 200 basis point increase and decrease in rate. The 4th quarter model reflects an increase of 22% in net interest income and a 14% increase in economic value of equity for a 200 basis point increase in rates. The same model shows a 1% increase in net interest income and a 12% decrease in economic value of equity for a 200 basis point decrease in rates. Our investment committee monitors changes on a quarterly basis, measures the changing values based on the model’s performance and determines an appropriate interest rate policy for management to follow in order to minimize the impact on earnings and market value equity in the projected rate environment.

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APPENDIX B

SELECTED FINANCIAL DATA

The following table presents selected historical consolidated financial information for us and our subsidiaries and is derived from the consolidated financial statements and related notes included in this annual report. This information is only a summary and should be read in conjunction with our historical financial statements and related notes.

	As of and For the Year Ended December 31,
	2005	2004	2003	2002	2001
Total Loans	$518,114	$486,723	$418,637	$350,277	$304,688
Total Deposits	545,247	470,313	427,033	420,149	436,664
Total Borrowings	19,988	42,058	34,835	20,287	15,692
Total Assets	631,033	570,528	515,137	489,153	496,185
Interest Income	36,602	28,685	25,748	27,298	33,224
Interest Expense	13,859	10,022	9,429	10,977	16,507
Net Interest Income	22,743	18,663	16,319	16,321	16,717
Provision for Loan Losses	546	443	472	540	550
Net Interest Income After Provision	22,197	18,220	15,847	15,781	16,167
Non-Interest Income	3,983	4,322	5,531	4,546	4,644
Non-Interest Expense	10,239	9,548	9,417	9,134	8,782
Income Before Income Taxes	15,941	12,994	11,961	11,193	12,029
Provision for Income Taxes	5,665	4,611	4,225	3,859	4,056
Net Income	10,276	8,383	7,736	7,334	7,973
Net Income Per Share	1.44	1.17	1.08	1.02	1.11
Cash Dividends Declared	0.49	0.41	0.38	0.35	0.38
Book Value Per Share	8.77	7.87	7.18	6.52	5.81
Weighted Average Shares	7,151,684	7,159,873	7,160,992	7,161,609	7,185,993

QUARTERLY DATA

	Years Ended December 31,
	2005				2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Interest income	$10,103	$9,600	$8,747	$8,152	$7,720	$7,257	$6,919	$6,789
Interest expense	3,951	3,687	3,269	2,952	2,685	2,537	2,425	2,375

Net interest income	6,152	5,913	5,478	5,200	5,035	4,720	4,494	4,414
Provision for loan losses	70	155	160	161	45	103	145	150

Net interest income after provision for loan losses	6,082	5,758	5,318	5,039	4,990	4,617	4,349	4,264
Noninterest income	927	1,055	1,011	990	1,039	1,080	1,148	1,055
Noninterest expenses	2,673	2,561	2,470	2,535	2,504	2,426	2,450	2,168

Income before income taxes	4,336	4,252	3,859	3,494	3,525	3,271	3,047	3,151
Provision for income taxes	1,347	1,577	1,438	1,303	1,267	1,103	1,159	1,082

Net income	$2,989	$2,675	$2,421	$2,191	$2,258	$2,168	$1,888	$2,069

Earnings per share	$.42	$.37	$.34	$.31	$0.32	$0.30	$0.26	$0.29

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005 based on criteria established in internal control – integrated framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

February 14, 2006

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
Assets
Cash and due from banks	$15,950,626	$17,105,749
Interest-bearing deposits in banks	388,078	330,137
Federal funds sold	9,600,000	—
Securities available for sale	70,348,924	51,449,146
Securities held to maturity, at cost (fair value 2005 $297,166; 2004 $443,641)	295,785	432,725
Restricted equity securities, at cost	2,057,451	2,359,473
Loans held for sale	822,000	577,755
Loans	518,113,879	486,722,703
Less allowance for loan losses	4,971,852	4,488,958

Loans, net	513,142,027	482,233,745
Premises and equipment	9,041,588	9,097,573
Other assets	9,386,818	6,942,020

Total assets	$631,033,297	$570,528,323

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$84,615,988	$88,154,876
Interest-bearing	460,631,141	382,158,615

Total deposits	545,247,129	470,313,491
Other borrowings	19,988,352	42,057,905
Other liabilities	3,049,949	1,890,491

Total liabilities	568,285,430	514,261,887

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 shares issued	18,092,664	18,092,664
Surplus	739,560	739,560
Retained earnings	45,880,738	39,109,140
Accumulated other comprehensive loss	(399,481)	(109,314)
Treasury stock, 85,382 shares	(1,565,614)	(1,565,614)

Total stockholders’ equity	62,747,867	56,266,436

Total liabilities and stockholders’ equity	$631,033,297	$570,528,323

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Interest income:
Loans, including fees	$34,226,407	$26,906,483	$23,719,723
Taxable securities	1,639,413	1,364,729	1,340,100
Nontaxable securities	225,926	325,269	447,358
Deposits in banks	14,887	6,545	23,390
Federal funds sold	494,918	82,010	217,764

Total interest income	36,601,551	28,685,036	25,748,335

Interest expense:
Deposits	12,812,755	8,873,571	8,523,860
Other borrowings	1,045,922	1,147,941	905,430

Total interest expense	13,858,677	10,021,512	9,429,290

Net interest income	22,742,874	18,663,524	16,319,045
Provision for loan losses	546,150	443,000	472,500

Net interest income after provision for loan losses	22,196,724	18,220,524	15,846,545

Other income:
Service charges on deposit accounts	1,908,418	2,280,582	2,350,417
Other service charges and fees	1,023,284	868,362	875,614
Gain on sale of land	—	—	216,905
Mortgage banking income	1,051,195	1,173,436	2,089,031

Total other income	3,982,897	4,322,380	5,531,967

Other expenses:
Salaries and employee benefits	6,340,830	5,799,164	5,762,785
Equipment and occupancy expenses	1,649,251	1,539,699	1,446,282
Other operating expenses	2,249,019	2,209,610	2,208,455

Total other expenses	10,239,100	9,548,473	9,417,522

Income before income taxes	15,940,521	12,994,431	11,960,990
Income tax expense	5,664,599	4,611,267	4,225,081

Net income	$10,275,922	$8,383,164	$7,735,909

Earnings per share	$1.44	$1.17	$1.08

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Net income	$10,275,922	$8,383,164	$7,735,909

Other comprehensive loss:
Net unrealized holding losses arising during period, net of benefits of $(149,480), $(202,410) and $(153,678), respectively	(290,167)	(392,915)	(298,316)

Comprehensive income	$9,985,755	$7,990,249	$7,437,593

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Par Value	Surplus	Retained Earnings		Shares	Cost
Balance, December 31, 2002	7,237,066	$18,092,664	$739,560	$28,647,251	$581,917	76,074	$(1,393,416)	$46,667,976
Net income	—	—	—	7,735,909	—	—	—	7,735,909
Cash dividends declared, $.38 per share	—	—	—	(2,721,177)	—	—	—	(2,721,177)
Other comprehensive loss	—	—	—	—	(298,316)	—	—	(298,316)

Balance, December 31, 2003	7,237,066	18,092,664	739,560	33,661,983	283,601	76,074	(1,393,416)	51,384,392
Net income	—	—	—	8,383,164	—	—	—	8,383,164
Cash dividends declared, $.41 per share	—	—	—	(2,936,007)	—	—	—	(2,936,007)
Purchase of treasury stock	—	—	—	—	—	9,308	(172,198)	(172,198)
Other comprehensive loss	—	—	—	—	(392,915)	—	—	(392,915)

Balance, December 31, 2004	7,237,066	18,092,664	739,560	39,109,140	(109,314)	85,382	(1,565,614)	56,266,436
Net income	—	—	—	10,275,922	—	—	—	10,275,922
Cash dividends declared, $.49 per share	—	—	—	(3,504,324)	—	—	—	(3,504,324)
Other comprehensive loss	—	—	—	—	(290,167)	—	—	(290,167)

Balance, December 31, 2005	7,237,066	$18,092,664	$739,560	$45,880,738	$(399,481)	85,382	$(1,565,614)	$62,747,867

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
OPERATING ACTIVITIES
Net income	$10,275,922	$8,383,164	$7,735,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	578,534	547,800	456,645
Provision for loan losses	546,150	443,000	472,500
Deferred income taxes	(389,379)	(111,019)	(33,587)
Gain on sale of land	—	—	(216,905)
Net (increase) decrease in loans held for sale	(244,245)	1,095,613	4,123,517
Increase in interest receivable	(1,396,977)	(677,699)	(231,283)
Increase (decrease) in interest payable	814,416	165,325	(209,362)
Net other operating activities	(163,919)	(30,564)	(660,784)

Net cash provided by operating activities	10,020,502	9,815,620	11,436,650

INVESTING ACTIVITIES
Purchases of securities available for sale	(33,242,717)	(22,970,861)	(62,674,779)
Proceeds from maturities of securities available for sale	13,903,291	27,426,244	67,811,637
Proceeds from maturities of securities held to maturity	136,940	139,644	326,839
Retirement (purchases) of restricted equity securities	302,022	(1,376,000)	500,000
Net (increase) decrease in federal funds sold	(9,600,000)	—	22,300,000
Net (increase) decrease in interest-bearing deposits in banks	(57,941)	241,747	576,880
Net increase in loans	(31,454,432)	(68,218,147)	(68,481,410)
Proceeds from sale of land	—	—	275,000
Purchase of premises and equipment	(522,549)	(546,086)	(1,042,626)

Net cash used in investing activities	(60,535,386)	(65,303,459)	(40,408,459)

FINANCING ACTIVITIES
Net increase in deposits	74,933,638	43,280,357	6,883,836
Net (repayments) proceeds from other borrowings	(22,069,553)	7,222,640	14,547,976
Dividends paid	(3,504,324)	(2,936,007)	(2,721,177)
Purchase of treasury stock	—	(172,198)	—

Net cash provided by financing activities	49,359,761	47,394,792	18,710,635

Net decrease in cash and due from banks	(1,155,123)	(8,093,047)	(10,261,174)
Cash and due from banks at beginning of year	17,105,749	25,198,796	35,459,970

Cash and due from banks at end of year	$15,950,626	$17,105,749	$25,198,796

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$13,044,261	$9,856,187	$9,638,652
Income taxes	$5,620,000	$4,581,960	$4,285,607

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $339,000 and $216,000 at December 31, 2005 and 2004, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company which the Company intends to sell in the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors, net of origination costs. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2005 or December 31, 2004.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2005 and 2004 was $194,263 and $5,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding were 7,151,684, 7,159,873, and 7,160,992 for the years ending December 31, 2005, 2004, and 2003, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale December 31, 2005:
U.S. Government and agency Securities	$60,729,310	—	$(537,791)	$60,191,519
State and municipal securities	5,293,573	45,267	(41,980)	5,296,860
Mortgage-backed securities	4,931,315	30,699	(101,469)	4,860,545

	$70,954,198	$75,966	$(681,240)	$70,348,924

December 31, 2004:
U.S. Government and agency securities	$38,432,302	$15,872	$(318,583)	$38,129,591
State and municipal securities	5,388,601	120,887	(4,846)	5,504,642
Mortgage-backed securities	7,793,870	108,903	(87,870)	7,814,913

	$51,614,773	$245,672	$(411,299)	$51,449,146

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Held to Maturity December 31, 2005:
State and municipal securities	$270,000	$1,057	$—	$271,057
Mortgage-backed securities	25,785	324	—	26,109

	$295,785	$1,381	$—	$297,166

December 31, 2004:
State and municipal securities	$370,000	$8,382	$—	$378,382
Mortgage-backed securities	62,725	2,534	—	65,259

	$432,725	$10,916	$—	$443,641

Restricted equity securities are summarized as follows:

	December 31,
	2005	2004
Federal Home Loan Bank stock	$1,782,100	$2,126,000
Correspondent bank stock	275,351	233,473

	$2,057,451	$2,359,473

Securities with a carrying value of $58,976,000 and $47,828,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2005, 2004, and 2003.

The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$34,388,168	$34,197,041	$170,000	$170,705
Due from one to five years	29,392,846	29,033,505	100,000	100,352
Due from five to ten years	1,732,098	1,715,278	—	—
Due after ten years	509,771	542,555	—	—
Mortgage-backed securities	4,931,315	4,860,545	25,785	26,109

	$70,954,198	$70,348,924	$295,785	$297,166

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2005
Securities Available for Sale
U.S. Government and agency securities	$150,821	$32,044,755	$386,970	$27,056,763
State and municipal securities	39,114	2,861,232	2,866	310,234
Mortgage-backed securities	2,090	227,525	99,379	2,366,310

	$192,025	$35,133,512	$489,215	$29,733,307

December 31, 2004
U.S. Government and agency securities	$318,583	$34,669,631	$—	$—
State and municipal securities	4,846	917,254	—	—
Mortgage-backed securities	81,243	2,229,328	6,627	1,331,370

	$404,672	$37,816,213	$6,627	$1,331,370

The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of the U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortize cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

The unrealized losses on the Company’s investment in State and municipal securities are caused by interest rate increases. The Company’s investments in state and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Within the Company’s portfolio of state and municipal securities approximately 18% of the total fair value and 47% of the unrealized losses are attributed to general obligation bonds purchased during 2005 when interest rates were lower. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004
Commercial, financial, and agricultural	$36,349,000	$47,246,000
Real estate – construction	260,912,000	223,907,000
Real estate – mortgage	210,366,000	203,598,000
Consumer installment and other	10,486,879	11,971,703

	518,113,879	486,722,703
Allowance for loan losses	(4,971,852)	(4,488,958)

Loans, net	$513,142,027	$482,233,745

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004	2003
Balance, beginning of year	$4,488,958	$4,178,472	$3,827,270
Provision for loan losses	546,150	443,000	472,500
Loans charged off	(85,909)	(153,598)	(162,604)
Recoveries of loans previously charged off	22,653	21,084	41,306

Balance, end of year	$4,971,852	$4,488,958	$4,178,472

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $781,922 and $498,606 at December 31, 2005 and 2004, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2005 and 2004. The average recorded investment in impaired loans for 2005 and 2004 was $797,855 and $405,688, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2005, 2004 and 2003.

Loans past due ninety days or more and still accruing interest amounted to $4,173,000 and $3,251,000 at December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$419,257
Advances	924,351
Repayments	(503,511)

Balance, end of year	$840,097

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$2,211,515	$1,897,982
Buildings	8,998,338	8,987,451
Equipment	3,997,184	3,835,708
Construction in progress, estimated cost to complete $1,200,000	36,653	—

	15,243,690	14,721,141
Accumulated depreciation	(6,202,102)	(5,623,568)

	$9,041,588	$9,097,573

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $132,201,000 and $86,158,000, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$208,954,804
2007	39,677,343
2008	10,537,380
2009	14,767,994
2010	26,308,674

$300,246,195

The Company had brokered time deposits at December 31, 2005 and December 31, 2004 of $21,669,000 and $11,082,000, respectively.

Overdraft demand deposits reclassified to loans totaled $33,000 and $37,000 at December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2005	2004
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010	1,928,572	2,357,142
Advance from Federal Home Loan Bank with interest at 3 month LIBOR plus 2 basis points, adjustable quarterly, due March 17, 2006	—	10,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand	1,059,780	500,763
Federal funds purchased and securities sold under agreements to repurchase	5,000,000	17,200,000

	$19,988,352	$42,057,905

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $11,388,000, Federal Home Loan Bank stock of $1,782,000 and Federal Home Loan Bank Agency bonds in the amount of $13,206,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $31,600,000 at December 31, 2005.

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2005	2004	2003
Gains (losses) on sale of loans	$502,309	$550,613	$997,390
Other fees from borrowers	548,886	622,823	1,091,641

	$1,051,195	$1,173,436	$2,089,031

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2005, 2004 and 2003 amounted to $398,259, $347,081 and $324,051 respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $49,996, $38,386, and $58,082 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2005	2004	2003
Current	$6,053,978	$4,722,286	$4,258,668
Deferred	(389,379)	(111,019)	(33,587)

Income tax expense	$5,664,599	$4,611,267	$4,225,081

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004	2003
Income taxes at federal statutory rate	$6,057,398	$4,548,051	$4,186,347
Tax-exempt interest	(85,852)	(112,970)	(141,847)
State income taxes	334,538	208,016	278,592
Surtax exemption	(550,000)	(100,000)	(100,000)
Other items, net	(91,485)	68,170	1,989

Income tax expense	$5,664,599	$4,611,267	$4,225,081

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Loan loss reserves	$1,975,763	$1,630,830
Deferred compensation	228,614	203,992
Deferred loan fees	51,957	32,783
Securities available for sale	205,793	56,313

	2,462,127	1,923,918

Deferred tax liabilities:
Depreciation	205,770	206,420

Net deferred tax assets	$2,256,357	$1,717,498

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2005	2004
Commitments to extend credit	$104,126,894	$104,546,877
Other standby letters of credit	5,362,211	4,917,922

	$109,489,105	$109,464,799

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-one percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $10,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $5,192,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2005 and 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$68,119	12.44%	$43,819	8.00%	N/A	N/A
Bank	$67,247	12.28%	$43,806	8.00%	$54,758	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$63,147	11.53%	$21,909	4.00%	N/A	N/A
Bank	$62,275	11.37%	$21,903	4.00%	$32,855	6.00%
Tier I Capital to Average Assets:
Consolidated	$63,147	9.73%	$25,965	4.00%	N/A	N/A
Bank	$62,275	9.60%	$25,959	4.00%	$32,449	5.00%
As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$60,865	11.95%	$40,738	8.00%	N/A	N/A
Bank	$59,928	11.77%	$40,724	8.00%	$50,905	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$56,376	11.07%	$20,369	4.00%	N/A	N/A
Bank	$55,439	10.89%	$20,362	4.00%	$30,543	6.00%
Tier I Capital to Average Assets:
Consolidated	$56,376	9.52%	$20,684	4.00%	N/A	N/A
Bank	$55,439	9.37%	$20,677	4.00%	$29,597	5.00%

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$25,938,704	$25,938,704	$17,435,886	$17,435,886
Securities available for sale	70,348,924	70,348,924	51,449,146	51,449,146
Securities held to maturity	295,785	297,166	432,725	443,641
Restricted equity securities	2,057,451	2,057,451	2,359,473	2,359,473
Loans held for sale	822,000	822,000	577,755	577,755
Loans	513,142,027	511,459,235	482,233,745	485,377,672
Accrued interest receivable	5,098,800	5,098,800	3,701,823	3,701,823
Financial liabilities:
Deposits	545,247,129	545,100,934	470,313,491	470,232,804
Other borrowings	19,988,352	19,900,000	42,057,905	42,700,000
Accrued interest payable	2,061,602	2,061,602	1,247,186	1,247,186

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2005	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$36,683,561	$14,988	$—	$(96,998)	$36,601,551
Interest expense	13,873,665	82,010	—	(96,998)	13,858,677
Net interest income (expense)	22,809,896	(67,022)	—	—	22,742,874
Intersegment net interest income (expense)	67,022	(67,022)	—	—	—
Other revenue from external sources	2,919,102	1,051,195	12,600	—	3,982,897
Intersegment other revenues (expense)	24,840	(24,840)	—	—	—
Depreciation	567,191	2,264	9,079	—	578,534
Provision for loan losses	546,150	—	—	—	546,150
Segment profit (loss)	16,124,988	(72,830)	(111,637)	—	15,940,521
Segment assets	631,874,962	1,856,742	916,963	(3,615,370)	631,033,297
Expenditures for premises and equipment	520,995	1,554	—	—	522,549

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2004	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$28,741,394	$15,108	$—	$(71,466)	$28,685,036
Interest expense	10,036,620	56,358	—	(71,466)	10,021,512
Net interest income (expense)	18,704,774	(41,250)	—	—	18,663,524
Intersegment net interest income (expense)	41,250	(41,250)	—	—	—
Other revenue from external sources	3,136,344	1,173,436	12,600	—	4,322,380
Intersegment other revenue (expense)	58,840	(58,840)	—	—	—
Depreciation	536,244	2,475	9,081	—	547,800
Provision for loan losses	443,000	—	—	—	443,000
Segment profit (loss)	13,029,496	42,789	(77,854)	—	12,994,431
Segment assets	571,402,974	1,684,930	962,259	(3,521,840)	570,528,323
Expenditures for premises and equipment	546,086	—	—	—	546,086

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE	14. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2003	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$25,854,550	$14,737	$—	$(120,952)	$25,748,335
Interest expense	9,444,027	106,215	—	(120,952)	9,429,290
Net interest income (expense)	16,410,523	(91,478)	—	—	16,319,045
Intersegment net interest income (expense)	91,478	(91,478)	—	—	—
Other revenue from external sources	3,430,336	2,089,031	12,600	—	5,531,967
Intersegment other revenue (expense)	58,840	(58,840)	—	—	—
Depreciation	444,961	2,603	9,081	—	456,645
Provision for loan losses	472,500	—	—	—	472,500
Segment profit (loss)	11,585,171	517,663	(141,844)	—	11,960,990
Segment assets	515,919,324	2,950,400	1,157,198	(4,889,589)	515,137,333
Expenditures for premises and equipment	1,037,509	5,117	—	—	1,042,626

NOTE	15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2005 and 2004, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2005, 2004, and 2003.

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
Assets
Cash	$709,534	$761,978
Investment in subsidiaries	61,875,904	55,329,177
Premises and equipment	161,089	170,168
Other assets	46,340	30,113

Total assets	$62,792,867	$56,291,436

Liabilities and Stockholders’ Equity
Other liabilities	$45,000	$25,000
Stockholders’ equity	62,747,867	56,266,436

Total liabilities and stockholders’ equity	$62,792,867	$56,291,436

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
Income
Dividends from bank subsidiary	$3,504,325	$2,936,007	$3,686,863
Rental income	12,600	12,600	12,600

	3,516,925	2,948,607	3,699,463

Expense
Salaries and employee benefits	—	16,667	100,703
Depreciation	9,079	9,081	9,081
Other expenses	115,158	64,706	44,660

Total expenses	124,237	90,454	154,444

Income before income tax benefits and equity in undistributed income of subsidiaries	3,392,688	2,858,153	3,545,019
Income tax benefits	(46,340)	(30,113)	(54,864)

Income before equity in undistributed income of subsidiaries	3,439,028	2,888,266	3,599,883
Equity in undistributed income of subsidiaries	6,836,894	5,494,898	4,136,026

Net income	$10,275,922	$8,383,164	$7,735,909

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income	$10,275,922	$8,383,164	$7,735,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,079	9,081	9,081
Undistributed income of subsidiaries	(6,836,894)	(5,494,898)	(4,136,026)
Net other operating activities	3,773	49,751	7,175

Net cash provided by operating activities	3,451,880	2,947,098	3,616,139

FINANCING ACTIVITIES
Dividends paid	(3,504,324)	(2,936,007)	(2,721,177)
Purchase of treasury stock	—	(172,198)	—

Net cash used in financing activities	(3,504,324)	(3,108,205)	(2,721,177)

Net increase (decrease) in cash	(52,444)	(161,107)	894,962
Cash at beginning of year	761,978	923,085	28,123

Cash at end of year	$709,534	$761,978	$923,085

APPENDIX C

AUDIT COMMITTEE CHARTER

Authorization of the Audit Committee

The Board of Directors of The First State Bank has established the Audit Committee of the Board to carry out the duties and responsibilities assigned to the Audit Committee under applicable securities laws and rules and regulations and to further assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and the independent auditors.

Members of the Audit Committee

The Audit Committee shall be comprised of at least three and no more than five directors. Each member of the Audit Committee must be financially literate. If the Audit Committee has a “Financial Expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, it will be so designated.

The members of the Audit Committee shall be elected by the Board. A director that serves on the audit committees of more than three public companies (including the Company) may serve on the Audit Committee only if the Board affirmatively determines that the director is able to effectively serve on the Audit Committee.

Each member of the Audit Committee shall attend at least one continuing education course or seminar per year regarding current accounting, auditing, and financial reporting developments and current business and industry issues.

All members of the Audit Committee shall be independent of the management of the Company and free of any relationship that, in the judgement of the Board, would interfere with their exercise of independent judgement as Audit Committee members.

No Audit Committee member shall have an interest in the Company that would have a material adverse effect on his or her ability to act on behalf of all the shareholders of the Company.

If there is any basis for believing an Audit Committee member is not independent, the facts and circumstances should be reported to the General Counsel of the Company and the Board, and no action should be taken until the Board, or the Nominating/Governance Committee thereof, has determined that the Audit Committee member is truly independent.

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No Audit Committee member may vote on any matter in which he or she, directly or indirectly, has a conflict of interest.

Responsibilities of the Audit Committee

Scope of Responsibility

The Audit Committee shall be directly responsible for the appointment and dismissal, compensation, and oversight of the Company’s independent auditors, and may not delegate any of such responsibilities to others. The Audit Committee shall assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and the Company’s independent auditors. The Audit Committee shall also prepare the report of the Audit Committee to be included in the Company’s annual proxy statement.

The Audit Committee shall assist the Board in fulfilling its oversight responsibilities by (1) reviewing the Company’s financial information that will be provided to its shareholders and to analysts, (2) working with management to establish, subject to the approval of the Board, the systems of internal controls, (3) reviewing the systems of internal controls and reports of variance from those controls, (4) reviewing all audit processes and results of internal audits, and (5) reviewing the Company’s accounting, reporting and financial practices.

The responsibilities of a member of the Audit Committee are in addition to his or her responsibilities as a member of the Board. Each member of the Audit Committee will be compensated separately for his or her service on the Audit Committee. The Audit Committee shall direct the Company’s General Counsel to prepare or obtain from the Company’s outside counsel a memorandum on a regular basis setting forth the standards applicable to the members of the Audit Committee under applicable laws and regulations.

The Audit Committee does not prepare financial statements on behalf of the Company or perform the Company’s audits, and its members are not the Company’s auditors and do not certify the Company’s financial statements. These functions are performed by the Company’s management and independent auditors.

In addition to the matters set forth herein, the Audit Committee shall perform such other functions as are required by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

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Responsibilities and Duties

The Audit Committee:

•	shall meet at the request of the Chairman of the Audit Committee. The Chief Financial Officer or the independent auditor is authorized to contact any member of the Audit Committee and shall meet at least once every quarter in regular session, or more frequently as circumstances dictate;

•	shall meet with the Chief Financial Officer separately at such times as it chooses to review the accounts of the Company;

•	shall meet with the independent auditors separately at periodic intervals;

•	shall recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K;

•	may conduct or authorize investigations into any matters within its scope of responsibilities;

•	may take any other action permitted by applicable laws, rules, and regulations necessary to accomplish any action authorized by this Charter or to further the goals of the Audit Committee as set forth in this Charter; and

•	shall report its actions and budget to the Board.

All meetings of the Audit Committee required by this Charter shall be held without any other members of the Board present. Portions of all meetings with external accountants and internal audit officers shall be held without any other members of management present. Meetings may be held in person or by telephonic means at the discretion of the chair of the Audit Committee.

Assistance from Others

The Audit Committee may request reports from the Chief Executive Officer or the Chief Financial Officer. The Audit Committee may retain (and determine the funding for) experts to advise or assist it, including outside counsel, accountants, financial analysts or others, and the Company shall provide sufficient funding thereof.

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PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF

HENRY COUNTY BANCSHARES, INC.

TO BE HELD ON APRIL 11, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David H. Gill and William C. Strom, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Henry County Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281, on April 11, 2006 at 6:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the ten identified directors to serve on the Board of Directors each for a one year term.

1. PROPOSAL to elect the ten identified directors to serve for a one year term.

Paul J. Cates, Jr.	Edwin C. Kelley, Jr.	Ronald M. Turpin
H. K. Elliott, Jr.	Mary Lynn E. Lambert	James C. Waggoner
G. R. Foster, III	Robert O. Linch
David H. Gill	William C. Strom, Jr.

G	FOR all nominees listed	G	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees’ name(s) in the space provided below.

Dated: _________________________________, 2006

Signature of Shareholder

Please print name

Signature of Shareholder

Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.